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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION       -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                  OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES         OMB Number:       3235-0104
                                                                                                       Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or    hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940          -----------------------------
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
1. Name and Address of Reporting Person*         2. Date of Event Re-  4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
   Dukoff           Greg             E.             (Month/Day/Year)    Gaylord Companies, Inc.
-------------------------------------------------                      ------------------------------------------------------------
    (Last)          (First)          (Middle)           5/8/98         5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 ------------------       to Issuer (Check all applicable)       of Original
                                                 3. IRS or Social Se-    X  Director           10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
      % Cambridge Hodings, LLC                      Reporting Person        Officer (give      Other (specify  --------------------
   535 Madison Avenue, 19th Floor                   (Voluntary)              title below)       below)        7. Individual or
-------------------------------------------------   ---------------     ----               ----                  Joint/Group Filing
                    (Street)                                                                                     (Check Applicable
                                                                                                                 Line)

                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
      New York        New York         10022                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership       4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 6)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock                                         32,000(1)                     (I)                 By General Partnership
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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
1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-  6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                                                                         Security     Direct
                                     --------------------------------------------------
                                                                             Amount                   (D) or
                                    Date     Expira-                          of                       Indirect
                                    Exer-    tion            Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Warrants                           10/31/96  10/30/00      Common Stock      59,734(1)    $2.54       (I)    By General Partnership
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Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein.


                                                                               /s/ Greg Dukoff                       5/18/98
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                 Page 2
                                                                                                                   SEC 1473 (7-97)
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